EXHIBIT 10.37

                                  SPLIT DOLLAR
                            LIFE INSURANCE AGREEMENT



         THIS SPLIT DOLLAR LIFE INSURANCE AGREEMENT (the "Agreement") is made and entered into as of the ______________ day of ___________________, 2000, by
and between WACHOVIA CORPORATION (the "Corporation"), and George Joseph Prendergast,III (the "Owner").

                              Statement of Purpose

         George Joseph Prendergast (the "Executive") is employed by the Corporation as Chief Operating Officer. The Corporation, Owner and Executive desire to insure the lives of Executive and Executive's spouse, Jane M. Prendergast (the "Executive's Spouse"), for the benefit and protection of both the Corporation and the Executive's family under a Variable Survivorship Life Insurance Policy (the "Policy") to be issued by John Hancock Variable Life Insurance Company (the "Insurer"). The Corporation, as the employer of Executive, is willing to pay a portion of the premiums due on the Policy as an additional employment benefit for Executive on the terms and conditions hereinafter set forth. The Corporation desires to have the Policy collaterally assigned to it by the Owner in order to secure repayment of the amount due to the Corporation under this Agreement.

         NOW, THEREFORE, in consideration of the Statement of Purpose aforesaid and of the mutual promises contained herein, the parties hereto agree as follows:

         1. Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below:

         (a) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the general rules and regulations under the Exchange Act.

         (b) "Board of Directors" means the Board of Directors of the Corporation.

         (c) "Director" means any individual who is a member of the Board of Directors of the Corporation.

         (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time or any successor act thereto.

         (e) "Person" means any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or
Section 14(d)(2) of the Exchange Act, other than the Corporation, a subsidiary of the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation or any subsidiary thereof.

         (f) "Change in Control" of the Corporation means, and shall be deemed to have occurred on the earliest of the following dates:

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                  (i) The date any entity or Person shall have become the
Beneficial Owner of, or shall have obtained voting control over, thirty percent (30%) or more of the outstanding common stock of the Corporation;

                  (ii) The date the shareholders of the Corporation approve a definitive agreement (A) to merge or consolidate the Corporation with or into another corporation, in which the Corporation is not the continuing or surviving corporation or pursuant to which any abates of common stock of the Corporation would be converted into cash, securities or other property of another corporation, other than a merger of the Corporation in which holders of common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger as immediately before, or (B) to sell or otherwise dispose of substantially all the assets of the Corporation; or

                  (iii) The date there shall have been a change in a majority of the Board of Directors of the Corporation within a twelve month period unless the nomination for election by the Corporation's shareholders of each new Director was approved by the vote of two-thirds of the Directors then still in office who were in office at the beginning of the twelve month period.

         (g) "Disability" means "disability" as such term is defined from time to time under any long-term disability plan of the Corporation covering the Executive.

         2. Purchase of the Policy. The Owner has made application for and has purchased a Variable Survivorship Life Insurance Policy issued by John Hancock Variable Life Insurance Company in the initial face amount of Six Million Dollars ($6,000,000) insuring the lives of Executive and Executive's Spouse, a copy of which shall be attached hereto as Exhibit 1 as soon as practicable after issuance by the Insurer. A complete hypothetical illustration of the Policy assuming a nine percent (9%) gross rate of return over the life of the contract is attached hereto as Exhibit 2.

         The parties hereto have taken all necessary action to cause Insurer to issue the Policy and shall take any further action which may be necessary to cause the Policy to conform to the provisions of this Agreement. The parties hereto further agree that the Policy shall be subject to the terms and conditions of this Agreement and the Collateral Assignment referred to in Paragraph 5 below.

         3. Ownership of the Policy. Subject to the provisions of this Agreement and the Collateral Assignment, the Owner shall be the sole and absolute owner of the Policy and may and shall exercise all ownership rights granted to the owner thereof by the terms of the Policy. It is the intention of the parties that the Owner shall retain all rights which the Policy grants to the owner of the Policy, except the right of the Corporation to recover the amount due to the Corporation under this Agreement. Specifically, without limitation, the Corporation shall neither have nor exercise any right as the collateral assignee of the Policy which could in any way defeat or impair the Owner's right to receive the cash surrender value or the death proceeds of the Policy in excess of the Corporation's Interest (as hereinafter defined). All provisions of this Agreement and the Collateral Assignment shall be construed so as to carry out such intention.

         4. Payment of Premiums. As a convenience to the parties, the Corporation shall pay all premiums under the Policy to the Insurer as and when such premiums become due. Within

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thirty (30) days of the first such premium payment by the Corporation, the Owner shall pay to the Corporation an amount equal to the economic value of the death benefit. Within thirty (30) days of each anniversary of the effective date of the Policy (the "Effective Date") thereafter for Fifteen (15 ) years from the Effective Date (the "Premium Payment Period"), the Owner shall pay to the Corporation the economic value of the death benefit under the Policy as determined by the Insurer from time to time while the Policy remains in effect calculated in accordance with applicable U.S. Treasury Department rules and regulations. Within thirty (30) days of each anniversary of the Effective Date after the Premium Payment Period, the Owner shall pay the entire premium payment, if any. A schedule of the premiums to be paid by the Owner based on the Insurer's current projections is set forth on Exhibit 2.

         Should actual investment returns vary from those assumed in Exhibit 2, the Corporation's share of the premiums shall continue to be equal to the amounts set forth on Exhibit 2 as if no such variation occurred. Any increase or decrease in the premiums required to provide the total death benefits described on Exhibit 2 resulting from a variation in investment returns shall affect only the Owner's share of the premiums.

         Upon request by the Owner, the Corporation shall promptly furnish evidence of timely payment to the Owner. The Corporation shall annually furnish to the Owner a statement of the amount of income reportable by the Executive for federal and state income tax purposes, if any, as determined in accordance with applicable Internal Revenue Service rules and regulations, as a result of the Corporation's payment of a portion of the premiums hereunder.

         5. Collateral Assignment. The total amount of the Corporation's share of the Policy premium payments paid by the Corporation pursuant to this Agreement, less any amounts previously paid to the Corporation by the Owner pursuant to this Agreement, shall constitute the total indebtedness of the Owner to the Corporation (the "Corporation's Interest"). As security for and to secure the repayment of the Corporation's Interest, as it may exist from time to time pursuant to the terms of this Agreement, the Owner has, contemporaneously herewith, executed and delivered to the Corporation a collateral assignment of the Policy substantially in the form as set forth in Exhibit 3 attached hereto (the "Collateral Assignment"). Repayment of the Corporation's Interest shall be made (i) from the cash surrender value of the Policy if this Agreement is terminated, or the Owner surrenders or cancels the Policy prior to the death of the survivor of Executive or Executive's Spouse, or (ii) from the death proceeds of the Policy if Executive and Executive's Spouse should die while the Policy and this Agreement remain in effect. The Collateral Assignment shall not be terminated, altered or amended by the Owner without the express written consent of the Corporation. The parties hereto agree to take all action necessary to cause the Collateral Assignment to conform to the provisions of this Agreement.

         6. Exercise of Owner's Rights While Collateral Assignment is in Effect. Under the terms of the Policy, the Owner has the right to make certain asset allocation decisions among various investment funds. While the Collateral Assignment is in effect, any such asset allocation decisions by the Owner shall be subject to the review and prior written approval of the Corporation. Notwithstanding the foregoing, the Owner shall have the sole right to surrender or cancel the Policy for its cash surrender value; provided, however, upon such surrender or cancellation of the Policy, the Corporation shall have the unqualified right to receive a portion of the cash surrender value from the Insurer equal to the Corporation's Interest.

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         7. Compliance with Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the parties intend for the Policy to be classified as a "life insurance contract" as defined in Section 7702(a) of the Internal Revenue Code (the "Code") and not as a "modified endowment contract" as defined in Section 7702A(a) of the Code. If at any time during the term of this Agreement either the Corporation or the Owner determines that, based on the schedule of anticipated premium payments and withdrawals set forth in Exhibit 2, the Policy would not constitute a "life insurance contract" under Section 7702(a) of the Code or would constitute a "modified endowment contract" under
Section 7702A(a) of the Code, the parties agree to restructure the premium payments and withdrawals to cause the Policy at all times to constitute a "life insurance contract" under Section 7702(a) of the Code and not a "modified endowment contract" under Section 7702A(a) of the Code.

         8. Death of Executive and Executive's Spouse. If this Agreement is still in effect upon the death of the survivor of Executive and Executive's Spouse, the Corporation and the Owner promptly shall take all action necessary to obtain the death benefits provided under the Policy. The Owner agrees that the Corporation shall have the unqualified right to receive a portion of such death benefits from the Insurer equal to the Corporation's Interest and that no beneficiary under the Policy shall have the right to receive any portion of the Policy proceeds prior to the repayment of the full amount of the Corporation's Interest. The balance of the death benefits provided under the Policy, if any, shall be paid directly to the beneficiary or beneficiaries designated by the Owner in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policy. In no event shall the amount payable to the Corporation hereunder exceed the Policy death benefits. The parties hereto agree that the beneficiary designation provision of the Policy shall conform to the provisions hereof.

         9. Termination of the Agreement. This Agreement shall terminate prior to the death of the survivor of Executive and Executive's Spouse upon the occurrence of any of the following:

         (a) the Owner may terminate this Agreement effective as of a Policy anniversary date by providing thirty (30) days' advance written notice of such election to terminate to the Corporation;

         (b) the total cessation of the business of the Corporation;

         (c) the bankruptcy, receivership or dissolution of the Corporation;

         (d) the termination of Executive's employment with the Corporation for Cause, as defined in the Executive's Employment Agreement;

         (e) if either the Corporation or the Owner fails to comply with any of the terms and conditions of this Agreement, the other party may elect to terminate this Agreement by providing written notice of such election to the other party; provided, however, that any such election must be made within sixty
(60) days after such failure to comply;

         (f) Executive's failure to comply with any of the terms and conditions of such Executive's Employment Agreement and Senior Executive Retirement Agreement with

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Wachovia Corporation (or any successor or subsidiary) then in effect and as may be amended from time to time;

         (g) payment in full by the Owner to the Corporation of the Corporation's Interest in the Policy; or

         (h) the mutual written agreement of the Owner and the Corporation.

It is the parties' specific intent that following a "Change in Control" the Corporation shall have no authority to terminate this Agreement for any reason other than the termination of Executive's employment with the Corporation for Cause, as defined in the Executive's Employment Agreement.

         10. Disposition of the Policy Upon Termination of the Agreement. If this Agreement is terminated pursuant to the provisions of Paragraph 9, the Owner shall be required, within sixty (60) days after such termination, to repay the Corporation the entire amount of the Corporation's Interest in the Policy. Upon receipt by the Corporation of the entire amount of the Corporation's Interest in the Policy, the Corporation shall release the Collateral Assignment. If the Owner does not repay the entire amount of the Corporation's Interest in the Policy within such sixty (60) day time period, the Corporation may enforce its rights under the Collateral Assignment; provided, however, the Owner shall not be liable for any deficiency realized by the Corporation upon the exercise of the Corporation's rights under the Collateral Assignment.

         11. Discharge of the Insurer. The Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefits to the beneficiary or beneficiaries named in the Policy subject to the terms and conditions of the Policy and the Collateral Assignment. In no event shall the Insurer be considered a party to this Agreement or to any modification or amendment hereof. No provision of this Agreement, nor any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying or in any other way affecting the obligations of the Insurer as expressly provided in the Policy except insofar as the provisions hereof are made a part of the Policy by the Collateral Assignment.

         12. ERISA Information. The following provisions are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

         (a) The named fiduciary under this Agreement is the Corporation. The named fiduciary shall be responsible for the management, control and administration of this Agreement. The named fiduciary may allocate to others certain aspects of the management and operational responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

         (b) The funding policy under this Agreement is that all premiums on the Policy be remitted by the Corporation to the Insurer when due.

         (c) Direct payment by the Insurer is the basis of payment of benefits under this Agreement, with those benefits in turn being based on the payment of premiums as provided in this Agreement.

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         (d) For claims procedure purposes, the "Claims Manager" shall be the
Corporate Human Resources Department of the Corporation or its delegee.

                  (i) The claimant's claim for benefits shall be deemed filed when presented orally or in writing to the Claims Manager.

                  (ii) If for any reason a claim for benefits under this Agreement is denied by the Corporation, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent Agreement provisions on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his claim, all written in a manner calculated to be understood by the claimant. For this purpose:

                           (A) The Claims Manager's explanation shall be in
                  writing delivered to the claimant within ninety (90) days of the date the claim is filed.

                           (B) If the Claims Manager does not either respond to
                  a claim within ninety (90) days of the date the claim is filed or notify the claimant within that 90-day period that an extension of time for processing the claim will be required, the claim will be deemed denied and the claimant shall be permitted to proceed to the review stage described in the following paragraph (iii).

                  (iii) The claimant shall have sixty (60) days following his receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial. For such review, the claimant or his representative may submit pertinent documents and written issues and comments.

                  (iv) The Claims Manager shall decide the issue on review and furnish the claimant with a copy within sixty (60) days of receipt of the claimant's request for review of his claim. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based. If a copy of the decision is not so furnished to the claimant within such sixty (60) days, the claim shall be deemed denied on review.

         13.      Miscellaneous.

         (a) This Agreement may not be amended, altered or modified except by a written instrument signed by the parties hereto or their respective successors or assigns and may not be otherwise terminated except as provided herein.

         (b) This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns.

         (c) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina except to the extent (if any) superceded by the laws of the United States.

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         (d) Headings in this Agreement are provided for purposes of convenience only and shall not affect the interpretation of the terms hereof.

         (e) It is understood and agreed that the Corporation makes no representations and shall have no responsibility or liability for any tax or estate planning matters with respect to the foregoing split dollar insurance agreement or for the payment of any dividends or death benefits under the Policy, and that the Owner has relied on the Owner's tax and legal advisors with respect to the foregoing split dollar insurance agreement.

         (f) Any dispute, claim or controversy arising out of or connected with this Agreement shall be resolved by binding arbitration administered and conducted under the Commercial Rules of the American Arbitration Association and the General Statutes of North Carolina Article 45A, Arbitration and Award. A judgment upon the award may be entered in any court having jurisdiction. Any arbitration hearing shall take place in Winston-Salem, North Carolina.

         (g) All notices and other communications hereunder must be in writing and shall be deemed to have been duly given when either personally delivered or placed in the United States mails by Certified Mail, return receipt requested, postage prepaid, addressed to the party to whom such notice is being given at such party's last known address.

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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   CORPORATION

                                  WACHOVIA CORPORATION

                                  By:
                                       ________________________________________
                                       _____________________
                                       Chairman and Chief Executive Officer
Attest:

_______________________________
_____________ Secretary


(CORPORATE SEAL)


                                      OWNER

                                      _______________________________ (SEAL)

                                      G. Joseph Prendergast, III


I consent to this Agreement and the insurance covering my life and the life of my spouse.



                                      _______________________________(SEAL)
                                      ______________________, Executive


                                      _______________________________(SEAL)
                                      ______________________, Executive's Spouse





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